EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the AES Corporation’s Registration Statements (Form S-8 No.’s 333-179701, 333-82306, 333-115028, 333-135128, and 333-156242) pertaining to the Employees’ Thrift Plan of Indianapolis Power & Light Company of our report dated June 25, 2026, with respect to the financial statements and schedules of the Employees’ Thrift Plan of Indianapolis Power & Light Company included in this Annual Report (Form 11-K/A) for the year ended December 31, 2025.
/s/ Ernst & Young LLP
Indianapolis, Indiana
August 19, 2026